EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO Municipal Income Fund II

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	234,857,000(a)	147.60	34,664.89(b)
Fees Previously Paid	N/A		N/A
Total Transaction Valuation	234,857,000(a)
Total Fees Due for Filing			34,664.89

Total Fees Previously Paid			34,664.89
Total Fee Offsets			0.00

Net Fee Due			0.00

(a) Calculated as the aggregate maximum purchase price to be paid for 9,586 shares in the offer, based upon a price of 98% of the liquidation preference of $25,000 per share (or $24,500 per share). The fee of $34,664.89 was paid in connection with the filing of the Schedule TO-I by PIMCO Municipal Income Fund II (File No. 005-84595) on March 12, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b) Calculated at $147.60 per $1,000,000 of the Transaction Valuation.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A